Exhibit 10.77

May 20, 2005

Charles R. Tilden

Re: Severance Agreement and General Release

Dear Rip:

We are interested in resolving amicably your separation of employment with InterDigital Communications Corporation (“the Company”), effective May 2, 2005 (“Termination Date”). Toward this end, we propose the following Severance Agreement, which includes a General Release (“Agreement”).

The terms and conditions set forth in Paragraph 1 below will apply regardless of whether you elect to sign this Agreement. However, the severance payments and other benefits set forth in Paragraph 2 below are contingent on your signing this Agreement.

You may consider for forty-five (45) days whether you wish to sign this Agreement. You are encouraged to review the proposed Agreement with your attorney.

1. As noted above, regardless of whether you sign this Agreement:

(a) Your last day of employment will be your Termination Date. You will be paid for all time worked up to and including your Termination Date.

(b) You will be paid for accrued but unused Paid Time Off (PTO) on the next regular pay period following payroll’s receipt of your final timesheet, in accordance with Company policy.

(c) Your eligibility to participate in Company sponsored medical, dental and/or vision insurance plans will cease effective your last day of employment. However, you will be eligible to continue such benefits, at your sole expense, pursuant to the Consolidated Omnibus Budget Reconciliation Act (“COBRA”), subject to COBRA’s terms, conditions and restrictions. (Please see Paragraph 2(b) below for what will occur in the event you sign this Agreement.)

(d) Your participation in all other Company sponsored group benefits including group life, disability and accidental death and dismemberment coverage will cease effective your last day of employment. However, you may be eligible to convert your life insurance coverage to a private policy, at your sole expense, subject to the insurer’s terms, conditions and restrictions. If you wish to convert your life insurance policy to a private policy, please contact Human Resources to receive the appropriate paperwork.

(e) Your participation in the Company’s 401(k) Savings Plan or Employee Stock Purchase Plan shall cease effective your Termination Date. You will receive detailed information from the Company’s 401K Plan provider (Diversified Investment Advisors) regarding your 401(k) Plan fund status and disbursement options.

(f) Your participation in the Company’s Flexible Reimbursement Account will cease effective your Termination Date. You will have a set amount of time following your last day of employment to submit claims for reimbursement under this Plan. Details will be provided by Human Resources.

(g) All vested stock options previously granted to you by the Board will terminate in accordance with the terms of the applicable Stock Option Plan under which they were granted. Any non-vested options will terminate effective your last day of employment. A schedule setting forth your holdings has been provided to you. You are responsible for reviewing the applicable Stock Option Plan and Option Grant and determining the expiration date of your options. If you need assistance, please contact the Company’s stock plan administrator.

(h) You will receive a pro-rata portion of your LTIP cash bonus and RSU award in accordance with the terms of the InterDigital Communications Corporation Long Term Compensation Program.

(i) The restricted stock granted as part of your annual bonus in the last two fiscal years will remain restricted as to transferability as set forth in the related award agreements.

2. If you sign this Agreement, agreeing to be bound by the General Release set forth in Paragraph 3 below and the other terms and conditions of this Agreement, the Company agrees as follows, intending to be legally bound:

(a) To pay thirteen (13) months of severance pay at your current rate of base salary as of your last day of employment, less withholding of all applicable federal, state and local taxes. The severance payments will be paid to you in accordance with the Company’s regular payroll practices through the end of February 2006 and the remainder will be paid to you in a lump sum prior to March 15, 2006, provided, however your covenant not to compete under section 8 of your Employment Agreement shall remain in effect until May 2, 2006. The first severance payment will be made to you consistent with the first regular pay period following the expiration of the Revocation Period set forth in paragraph 18 below, provided that the Company has received an executed copy of this Agreement.

(b) To pay the “designated portion” of the premiums with regard to your continued participation in the Company’s group health insurance (medical, dental and vision) pursuant to COBRA for a period of thirteen months, provided that you continue to have your co-payment withheld from your severance pay or otherwise pay it. Thereafter, your continued participation in the Company’s group health plan pursuant to COBRA shall be at your sole expense. For purposes of this provision, the “designated portion” shall be the portion of the premium which the Company paid at the time of your termination, as the same may be adjusted upon the beginning of the new benefits plan year. Your execution of this Agreement confirms that upon receipt of the COBRA enrollment forms you will elect to continue coverage and you authorize the deduction of the applicable co-payment from your severance pay, unless you notify Human Resources, in writing, of your intent not to elect COBRA.

(c) To immediately following the Revocation Period lift the restrictions on transferability on the shares of restricted stock referenced in paragraph 1.(i) above.

3. You will be provided with outplacement services designed for executive level personnel for a period of 6 months if you so request. Thereafter, you may extend the outplacement, at the Company’s expense, for up to two immediately subsequent three (3) month periods if you have not accepted an offer of employment.

4. In consideration for the Company’s payments and other benefits set forth above in Paragraph 2, you agree, intending to be legally bound, to release and forever discharge the Company and its related or affiliated companies, and each of their past, present and future officers, directors, attorneys, employees, owners, partners, insurers, benefit plan fiduciaries and agents, and their respective successors and assigns in such capacities (collectively “Releasees”), jointly and severally, from any and all actions, complaints, causes of action, lawsuits or claims of any kind (collectively “Claims”), known or unknown, asserted or unasserted, which you, your heirs, agents, successors or assigns ever had, now have or hereafter may have against any Releasee arising out of any matter, occurrence, omission or event existing or occurring prior to your execution of this Agreement, including, without limitation: any claims relating to or arising out of your employment with and/or termination of employment by the Company and/or any of its related and/or affiliated companies; any claims for unpaid or withheld wages, severance, benefits, bonuses, commissions and/or other compensation of any kind; any claims for reimbursement of expenses of any kind; any claims arising under the Employee Retirement Income Security Act; any claims for attorneys’ fees, costs or expenses; any claims of discrimination and/or harassment based on age, sex, race, religion, color, creed, disability, handicap, citizenship, national origin, ancestry, sexual orientation, or any other factor protected by Federal, State or Local law (such as the Age Discrimination in Employment Act, 29 U.S.C. §621 et. sec ., Title VII of the Civil Rights Act of 1964, as amended, the Americans with Disabilities Act, the Pennsylvania Human Relations Act and the New York Human Rights Law) and any claims for retaliation thereunder; any claims under the Family Medical Leave Act or any other federal, state or local laws governing leaves of absence; any claims under the National Labor Relations Act; any claims for violation of public policy; any claims arising under the Sarbanes-Oxley Act of 2002, as amended from time to time; any claims for retaliation and/or any whistleblower claims; any claims for emotional distress or pain and suffering; and/or any other statutory or common law claims, now existing or hereinafter recognized, known or unknown, including, but not limited to, breach of contract, libel, slander, fraud, wrongful discharge, promissory estoppel, equitable estoppel and misrepresentation.

5. You acknowledge and agree that the Company’s severance payments and other benefits under Paragraph 2 above are adequate consideration to support your General Release in Paragraph 3 above.

6. Nothing in this Agreement shall result in (a) the forfeiture of any vested benefits, or waive any Claims with regard to any vested benefits, under any Company 401 (k) Savings

Plan, Employee Stock Purchase Plan or other deferred compensation plans or (b) waiver of any rights to indemnification or coverage under director and officer liability insurance policies.

7. Regardless of whether you execute this Agreement, you are prohibited from using or disclosing, directly or indirectly, for you own benefit or the benefit of any person or entity, any of the confidential and proprietary information of the Company (the “Confidential Information”), except as may be required to be disclosed pursuant to judicial, arbitral or governmental requirement or order, provided you take reasonable steps to give the Company sufficient notice in order to contest such requirement or order. Such Confidential Information includes but is not limited to, information regarding the Company’s sales and marketing information and techniques, business plans, financial data, trade secrets (including without limitation any technical information, hardware, software, algorithms, source code, object code, drawings, sketches, designs, processes, procedures, formulae, data, reports, computer programs, charts, improvements and any other technical information or knowledge relating to the development, design and implementation of the Company’s products and services), pricing lists, supplier lists and other confidential supplier data, customer lists and other confidential customer data, and any other information or knowledge concerning the Company and its business or others that the Company does business with, whether or not in tangible form, that is not otherwise publicly available. Further, you are required to execute further documents or instruments required for patent prosecution. You are reminded of your obligations under Sections 6, 7 and 8 of your Employment Agreement dated November 18, 1996 (as amended April 6, 2000) as well as your obligations under your Non-Disclosure and Assignment of Ideas Agreement dated as of February 28, 2005. Sections 6, 7, 8, 10 and 21 of your Employment Agreement survive termination of your employment as well as your obligations under your Non-Disclosure and Assignment of Ideas Agreement dated as of February 28, 2005, regardless of whether you execute this Agreement. The Restricted Period under Section 8 of your Employment Agreement shall be one year irrespective of the timing of severance payments hereunder and it is further clarified that you may provide services during the Restricted Period to the noncompetitive portion of an entity which is engaged in a business activity competitive with the Company’s Business or the business of any of the Company’s subsidiaries or affiliates provided you have obtained the prior written consent of the Company, not to be unreasonably withheld or delayed. Under such permitted circumstances you are not limited with respect to your receipt of compensatory equity in the entire Permitted Entity. In addition, Section 8(d)(ii) does not apply to serving as a reference provided it is not for purposes of employing or retaining a current or former employee of the Company at your then current business during the Restricted Period.

8. You agree that in the event you receive a request or demand, orally, in writing, electronically or otherwise, for the disclosure or production of information which you acquired in the course of your employment which is not generally known by or readily accessible to the public, you must notify immediately, in writing, via certified mail, the Company’s General Counsel at the following address: 781 Third Avenue, King of Prussia, Pennsylvania 19406. Any and all documents (written or electronic) in your possession or control relating to the request or demand shall be included with the notification. You shall wait a minimum of ten (10) days (or the maximum time permitted by such legal process, if less) after sending the letter before making a disclosure or production to give the Company time to determine whether the disclosure or production involves confidential and/or proprietary information, in which event the Company may seek to prohibit and/or restrict the production and/or disclosure and/or to obtain a protective order with regard thereto. This provision covers, but is not limited to, requests or demands in connection with judicial, administrative, arbitration and all other adversarial proceedings. If the request or demand is in conjunction with judicial, administrative, arbitration or other adversarial proceedings, copies of all correspondence regarding the request or demand shall be included with the information sent to the General Counsel. The foregoing shall not prohibit you from complying with legal process when, by way of example, the Company fails to obtain a protective order prohibiting disclosure or production of documents.

9. Prior to the termination of your employment and as a condition precedent to receiving the payments and other benefits set forth in paragraph 2 above, you must return to the Company, retaining no copies, all Confidential Information, keys, documents, correspondence, access cards, computer equipment, computer tapes and diskettes, manuals, engineering notebooks, customer information, and any other property and information in either printed or electronic formats which you obtained as a result of or in connection with your employment by the Company. Notwithstanding the foregoing, you may retain and utilize copies of your rolodex and other similar address books.

10. You agree that you will not make any negative comments or disparaging remarks, in writing, orally or electronically, about the Company or any other Releasee and their respective officers, directors, shareholders, employees and agents and their respective products and services. The Company agrees that it and its executive officers and directors, acting in such capacities, shall not make any negative comments or disparaging remarks, in any public statement or public filing nor to any prospective employer provided that all communication between the Company and such prospective employer shall be exclusively with the Chief Human Resources Officer, Gary Isaacs. However, nothing in this Agreement shall be interpreted to restrict your right and obligation to testify truthfully or to make normal competitive statements as to products and services in the course of your future employment provided such statements do not violate your obligations with respect to Confidential Information and such employment does not violate your obligations under section 8 of your Employment Agreement. Further, nothing in this Agreement will prevent the Company from making truthful statements about you in any legal or administrative proceeding, to any governmental agency which regulates the Company or its business or in any legally required securities filing.

11. In response to any inquiries by employees of the Company or third parties concerning any of the terms or circumstances of your termination, you agree (i) that you will state only that your employment with and position as a director of the Company have terminated by mutual agreement or to state information publicly disclosed by the Company, whether in press releases, public filings or otherwise, or (ii) if information publicly disclosed by the Company, whether in press releases, public filings or otherwise, concerning this Agreement or the terms or circumstances of your termination is inaccurate in any material respect, you may respond to the inquiry with accurate corrective information so long as you have previously notified the Company of the material inaccuracy and requested the Company to issue a corrective disclosure and the Company has failed to issue such a corrective disclosure within five days of your notification and request.

12. While you are not prevented from applying for employment or reemployment with the Company or any related or affiliated company, in the event that you seek employment and/or reemployment, the Company or any related or affiliated company shall have no obligation to employ you or reemploy you, and the failure or refusal to employ you or reemploy you shall not be deemed unlawful retaliation or discrimination against you.

13. This Agreement may be amended only in writing signed by you and me, Sr. Human Resources Officer, of the Company.

14. This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Pennsylvania, without reference to conflicts of law principles.

15. Nothing in this Agreement shall be construed as an admission or concession of liability or wrongdoing by the Company or any other Releasee. Rather, the proposed Agreement is being offered for the sole purpose of settling amicably any and all possible disputes between the parties.

16. If any provision in this Agreement or the application thereof is construed to be overbroad, then the court making such determination shall have the authority to narrow the provision as necessary to make it enforceable and the provision shall then be enforceable in its narrowed form. In the event that any provision in this Agreement is determined to be legally invalid or unenforceable by any court of competent jurisdiction and cannot be modified to be enforceable, the affected provision(s) shall be stricken from the Agreement, and the remaining terms of the Agreement and its enforceability shall remain unaffected thereby.

17. You agree and represent that:

(a) You have read carefully the terms of this Agreement, including the General Release;

(b) You have had an opportunity to and have been encouraged to review this Agreement, including the General Release, with an attorney;

(c) You understand the meaning and effect of the terms of this Agreement, including the General Release;

(d) You were given at least 45 days to determine whether you wished to enter into this Agreement, including the General Release;

(e) The entry into and execution of this Agreement, including the General Release, is of your own free and voluntary act without compulsion of any kind;

(f) No promise or inducement not expressed herein has been made to you; and

(g) You have adequate information to make a knowing and voluntary waiver.

18. If you sign this Agreement, you will retain the right to revoke it for seven (7) calendar days (“Revocation Period”). The Agreement shall not be effective until after the Revocation Period has expired without you having revoked it. To revoke this Agreement, you must send a letter to my attention. The letter must be post-marked within 7 days of your execution of this Agreement. If the seventh day is a Sunday or federal holiday, then the letter must be post-marked on the following business day. If you revoke this Agreement on a timely basis, you shall not be eligible for the payments and other benefits set forth in paragraph 2 above.

19. As noted above, you have 45 days to decide whether you wish to execute this Agreement. If you do not sign this Agreement on or before July 4, 2005, then this offer is withdrawn and you will not be eligible for the payments and other benefits set forth in paragraph 2 above.

20. In connection with this Agreement, we are providing you with a list of the ages and job titles of those employees whose employment is being terminated on the Termination Date. Please see Attachment A.

If you agree with the proposed terms as set forth above, please sign this letter indicating that you understand, agree with and intend to be legally bound by such terms.

We wish you the best in the future.

Sincerely,

/s/ G. D. Isaacs
Gary Isaacs, Sr. Human Resources Officer

UNDERSTOOD AND AGREED, INTENDING TO BE LEGALLY BOUND:

/s/ Charles R. Tilden	/s/ Elizabeth A. Tilden
Charles R. Tilden	Witness

May 26, 2005
Date

ATTACHMENT A

TO SEVERANCE AGREEMENT AND GENERAL RELEASE

INFORMATION MADE AVAILABLE PURSUANT TO

THE OLDER WORKER BENEFIT PROTECTION ACT OF 1990

The following information is provided in accordance with the Older Worker Benefit Protection Act of 1990 to permit affected employees age forty (40) and older to evaluate whether to execute a Severance Agreement and General Release in return for the receipt of severance benefits.

1. For purposes of this Attachment, the Decisional Unit consists of the following two (2) positions: Chief Executive Officer and Chief Operating Officer.

2. Both employees in the Decisional Unit are being terminated and are eligible for and have been selected for the applicable severance payments and other benefits.

3. Both employees who are being terminated are eligible for the severance payments and other benefits set forth in paragraph 2 of his Severance Agreement and General Release. However, to receive the severance payments and other benefits set forth in paragraph 2 of his Severance Agreement and General Release, the employee must sign the Severance Agreement and General Release and return it to Gary Isaacs, the Company’s Senior Human Resources Officer, InterDigital Communications Corporation, 781 Third Avenue, King of Prussia, PA 19406, no later than forty-five (45) days after receiving the Severance Agreement and General Release. Once the signed Severance Agreement and General Release is returned to Mr. Isaacs, an employee has seven (7) days to revoke it.

4. The following is a listing of the ages and job titles of employees in the Decisional Unit who were and were not selected for termination and the offer of severance payments and other benefits as set forth in paragraph 2 of his Severance Agreement:

(a) Employees who were not selected for termination so that they are not eligible for severance payments and other benefits:

None

(b) Employees who were selected for termination and are eligible for the severance payments and other benefits set forth in paragraph 2 of his Severance Agreement:

Chief Executive Officer	Age 59
Chief Operating Officer	Age 51